EMPLOYMENT AGREEMENT FOR JED SABIO

THIS EMPLOYMENT AGREEMENT (this "Agreement"), made as of this 1st day of January, 2011, between Iron Eagle Group, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), and Jed Sabio (the "Employee").

BACKGROUND

WHEREAS, the Company is engaged in the business of acquisition of and management of construction and construction-related companies (the "Business").

WHEREAS, the Company desires to hire Employee and Employee desires to work for the Company upon the terms and conditions hereinafter set forth.

WHEREAS, this Agreement contains the entire understanding of employment with the Company and supersedes all discussions, proposals or prior agreements, written or oral, and all other communications relating to the subject matter hereinafter set forth.

WHEREAS, the provisions set out in this Agreement are to be interpreted fairly between Employee and Company and not in favor or against either party.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1. Definitions.

a. Cause. For purposes of this Agreement "Cause" with respect to the termination by the Company of the Employee's employment shall mean (i) failure by the Employee to perform his duties for the Company under this Agreement or to perform the directives of the Board of Directors of the Company (the "Board") which, if capable of being cured, remains uncured for more than 20 days after written notice from the Board specifying such failure; (ii) misconduct by the Employee which causes material injury to the Company; (iii) a material breach or violation by the Employee of (a) any provision of this Agreement or (b) any employment policy of the Company which, in each case, if capable of being cured remains uncured for more than 20 days after written notice specifying such violation or breach is given to Employee; or (iv) conviction of, or a plea of guilty or nolo contendre to, a felony or other crime involving moral turpitude, embezzlement, fraud or dishonesty (other than a traffic violation), habitual alcohol abuse, drug abuse, or excessive absenteeism other than for illness, after a warning (with respect to drunkenness or absenteeism only) in writing from the Board to refrain from such behavior.

b. Good Reason. When used with reference to a voluntary termination by Employee of his employment with the Company, "Good Reason" shall mean any of the following, if taken without Employee's express written consent (1) a reduction by the Company in the Employee's annual salary (including deferred salary) to an amount less than the Employee's Base Compensation (as defined in Section 4) or (2) the Executive is demoted by means of a substantial reduction in authority, responsibilities or duties usually consistent with the position described in Section 1 hereof.

c. Term. For purposes of this Agreement, the "Term" of this Agreement shall start on January 1, 2011 ("Start Date") and shall be for four (4) years from the Start Date hereof, unless sooner terminated in accordance with the provisions hereof.

d. Renewal. This Agreement shall automatically renew on an annual basis after the initial term as agreed upon by both parties in writing sixty (60) days prior to end of the Term.

e. Executive shall have the same meaning as Employee.

2. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment, upon the terms and subject to the conditions set forth herein.

3. Position.

a. Duties. During the Term the Employee shall be hired as an employee with the following duties: targeting, conducting due diligence, and executing the acquisition of companies that fit the Iron Eagle's business model and then becoming responsible for the management of those companies, capital raising, and, business development planning ("Duties"). Employee will report to the Chief Executive Officer ("CEO") and to the Board of Directors of the Company ("Board"). In addition, Employee will also be responsible for such other duties that may be assigned to Employee from time to time by the Board. The Employee shall devote his full time, energy and attention to the business of the Company, and shall not, during the Term, be engaged in any other activity that may interfere in any respect with the performance of the Employee's Duties.

b. Company Policies. Employee agrees to comply with all Company policies and procedures in effect as of the Start Date as well as any modifications or additions to those policies and procedures. This will include by way of example and those contained in an Employee handbook or policy manual that is presently under development. Parties understand however, that if there is a conflict between any policy or procedure and any provision contained in this Agreement, the provisions contained in this Agreement shall prevail.

4. Compensation. Notwithstanding anything else in the Agreement, Employee and Company agree that Employee's compensation, severance, signing bonus, auto allowance, and / or other benefits will accrue until the registrant raises the necessary capital to fund its first acquisition or acquisitions and the raise is at least ten million dollars ($10,000,000). Such acquisition shall be deemed a closing ("Closing"). The date of the Closing is the "Closing Date".
a. Signing Bonus. The Company will pay Employee a signing bonus ("Signing Bonus") consisting of

i. Cash Signing Bonus. Seventy-One Thousand ($71,000.00) Dollars in cash
ii. Equity Signing Bonus. Seventy-One Thousand (71,000) shares of the Company that will vest on January 1, 2012.

b. Base Salary. The Company will pay Employee an annual gross base salary ("Base Salary") as defined below. Any actual payments of salary or bonuses made to Employee will be net of any governmental applicable taxes and fees that Company acting in good faith and its sole discretion determines need to be deducted from payments to Employee. Employee shall the right to receive the Base Salary for one year after the Start Date regardless of Employee's employment status with the Company.

i. Cash Base Salary. The Company will pay Employee an annual gross base salary in cash of Two Hundred Thousand ($200,000.00) Dollars ("Cash Base Salary") payable at least semi-monthly.

ii. Equity Base Salary. The Company will pay Employee an annual gross base salary in equity ("Equity Base Salary") that shall vest annually as follows:
		(a)	January 1, 2012 - Fifty Thousand (50,000) shares
		(b)	January 1, 2013 - Fifty Two Thousand Five Hundred
(52,500) shares
		(c)	January 1, 2014 - Fifty Five Thousand One Hundred
Twenty-Five (55,125) shares
		(d)	January 1, 2015 - Fifty Seven Thousand Eight Hundred
Eighty-One (57,881) shares

c. Bonuses. At the sole discretion of the Board, Employee will be eligible to receive a cash and equity bonus consisting of the following:

i. Cash Bonus.  Fifty Thousand ($50,000.00) Dollars in cash
ii. Equity Bonus. Share in the Company according to the following schedule that shall vest as of the date the bonus is granted. The
Bonuses will be based upon actual performance of the Employee and the Company as determined by the Board.
Bonus Equity Schedule:

		(a)	For the year ended December 31, 2011 - Seventy-Five
Thousand (75,000) shares
		(b)	For the year ended December 31, 2012 - Seventy-Eight
Thousand Seven Hundred Fifty (78,750) shares
		(c)	For the year ended December 31, 2013 - Eighty-Two
Thousand Six Hundred Eighty-Eight (82,688) shares
		(d)	For the year ended December 31, 2014 - Eighty-Six
Thousand Eight Hundred Twenty-Two (86,822) shares

d. Incentive Compensation Plan in Iron Eagle. The Board shall create a compensation committee ("Compensation Committee") to create an option package for Employee. The Compensation Committee will make annual stock option grant awards ("Options") in a manner consistent with the policies and procedures of Iron Eagle which will be based upon Employee's service to the Company and overall performance criteria. The time, amount and grant of Options shall be in the sole discretion of the board based upon Employee's performance on an annual basis.

e. Annual Increase. The Board agrees to increase Employee's salary at least annually as of each anniversary of the Start Date at a minimum of Five Percent (5%) per annum for both the Base Salary and Bonuses (including the cash and equity components) with additional upside based on performance which shall be at the sole discretion of the Board.


5. Expenses and Fringe Benefits.

a. Expenses. During the Term, the Company shall reimburse the Employee for all ordinary and necessary business expenses reasonably incurred by him with respect to the business of the Company and submitted to the Company (with appropriate supporting documentation) for reimbursement in accordance with the policies established from time to time by the Board.

b. Auto Allowance. The Employee shall be entitled to a monthly auto allowance of $1,000.00, which includes all auto expenses, including, but not limited to, mileage, lease, ownership, and/or insurance.

c. Other Benefits. During the Term, the Employee also shall be entitled to participate in or receive health and other benefits under insurance and other Employee benefit plans of the Company which are generally available to its Employees.

d. Vacation. The Employee shall be entitled to four (4) weeks paid vacation, as well as a reasonable number of personal and sick days, used as necessary.

6. Termination for Cause. The Company shall have the right to terminate the Employee for Cause, upon written notice to him of the termination which notice shall specify the reasons for the termination and the date of termination. In the event of termination for Cause, the Employee shall not be entitled to any further benefits under this Agreement. For purposes of this Agreement, the "date of termination" with respect to termination for Cause, shall mean the date set forth in the notice of termination.

7. Disability. During the Term, if the Employee becomes permanently disabled, or is unable to perform his duties hereunder for 3 consecutive months, in each case as determined by the Board in its reasonable discretion, the Company may terminate the employment of the Employee. In such event, the Employee shall not be entitled to any further benefits under this Agreement other than payments under any disability insurance policy which the Company may have obtained generally for the benefit of its Employees.

8. Death Benefits. The Employee's employment hereunder shall terminate upon his death. Upon the Employee's death, the beneficiaries designated by the Employee shall be entitled to the death benefits of any life insurance policy for the Employee (not including any "key man" life insurance policy, the benefits of which are payable to the Company) paid for by the Company, but his estate shall not be entitled to any further benefits under this Agreement, with the exception of anything previously earned or accrued at the time of Employee's death.

9. Termination Without Cause or Resignation for Good Reason. The Company may terminate the Employee without Cause during the Term by 20 days prior written notice to the Employee, and the Employee may resign for Good Reason during the Term upon twenty (20) days prior written notice (the "Resignation Notice") to the Company specifying the Good Reason, provided, however, the Resignation Notice must be preceded by a written warning ("Warning Notice") from the Employee to the Company sent 25 days prior to the Resignation Notice, stating that Good Reason exists and specifying the Good Reason. After the date of the Employee's Warning Notice, the Company may cure the Good Reason within 20 days and, if it elects to do so, shall so notify the Employee promptly. After the first year of employment, if the Company terminates the Employee's employment during the Term without Cause or if the Employee Resigns for Good reason, the Company shall pay the Employee a lump sum ("Lump Sum Payment") equal to three (3) months' Base Salary.

The Lump Sum Payment is in lieu of, and not in addition to, any severance or non-competition payment due or to become due to the Employee under any separate agreement or contract between the Employee and the Company or pursuant to any severance payment plan, program or policy of the Company.

As a condition to the receipt of the Lump Sum Payment, the Employee and the Company must first each execute and deliver to the other party a bilateral mutual agreeable release releasing the Employee, the Company and its affiliates, and the officers, managers, Employees and agents of the Company and its affiliates, from any and all claims and from any and all causes of action of any kind or character that the Employee may have arising out of the Employee's employment with the Company or the termination of such employment.

10. Resignation Without Good Reason. In the event that the Employee resigns from the Company at any time during the Term without Good Reason, the Employee shall not be entitled to any additional compensation for the time after which he ceases to work for the Company, and shall not be entitled to any of the other benefits provided hereunder nor any severance payment due or to become due to the Employee under any separate agreement or contract between the Employee and the Company or pursuant to any severance payment plan, program or policy of the Company.

11. Non-Disclosure/Non-Compete.

a. Non-Disclosure of Confidential Information. Except in the course of Employee's employment with the Company and in the pursuit of the business of the Company or any of its subsidiaries or affiliates, the Employee shall not, at any time during or following the Term, directly or indirectly use for his own benefit or purpose, or disclose to a third party or use for the benefit or purpose of any person or entity other than the Company, any confidential information or proprietary data of the Company or any of its subsidiaries or affiliates. The Employee acknowledges that confidential information includes, among other things, information regarding sales, costs, customers, Employees, products, services, apparatus, equipment, processes, formulas, marketing, or the organization, business or finances of the Company. The Company and the Employee agree that as between them, all of the confidential information constitutes important and material trade secrets of the Company and affects the successful conduct of the Company's business and its goodwill, and that any breach of any term of this section is a material breach of this Agreement.

b. Non-Competition. The Employee acknowledges and recognizes the highly competitive nature of the business of the Company and its affiliates and subsidiaries and accordingly agrees that for a period of (A) one year (if he is terminated for Cause or resigns without Good Reason) or for a period of (B) six months (if he resigns for Good Reason or is terminated without Cause) after the termination of the Employee's employment with the Company, the Employee will not, (i) directly or indirectly, as shareholder, consultant, employee, director, officer, principal or agent, or in any other capacity, own, manage, operate, consult with or be employed by a person or entity engaged in the plumbing, fire protection, heating, ventilating, air conditioning business or any other business engaged in by the Company or any of its affiliates or subsidiaries (collectively, the "Competitive Business") in any geographic area in which the Company or any of its affiliates or subsidiaries conducts business (the "Territory"); (ii) assist any other person or entity in engaging in any Competitive Business in the Territory; (iii) solicit, attempt to solicit or do business on behalf of a Competitive Business with any then or prior customers of the Company in the Territory; or (iv) induce employees of the Company or any affiliate or subsidiary of the Company to terminate their employment with the Company or any such affiliate or subsidiary, as the case may be, or hire any employees of the Company or any affiliate or subsidiary of the Company to work with Employee or any business in which he is involved or affiliated with. This clause is in addition to any other non-competition clauses the Employee has executed with Iron
Eagle or the Company.    Competition only includes construction related
companies. This section does not preclude Employee from working for i) companies in non-construction areas or ii) for finance companies as long as it is not in the construction related area of that company.

c. Injunctive Relief. Employee agrees that the Company does not have an adequate remedy at law for the breach of this Section 11 and agrees that the Employee shall be subject to injunctive relief and equitable remedies as a result of a breach of any provision of this Section 11. The invalidity or unenforceability of any provision of this Section 11 (or this Agreement) shall not affect the force and effect of the remaining valid portions.

d. Non-Solicitation Covenant. Parties agree that Company and Company employees, consultants, clients, customers are valuable assets and are difficult to replace. While the provisions of this Agreement are in effect and for a period of twenty-four (24) months after termination, Employee agrees that Employee will not directly or indirectly solicit services or employment or in any manner persuade any employees, consultants, or customers of Company or its parent company from discontinuing that person or entity's relationship with the Company as an employee, contractor, vendor or customer.

e. Ownership of Competitive Businesses. While acting as an Employee for the Company, notwithstanding the foregoing, with the exception of Iron Eagle, Employee may own, directly or in directly, solely as an investment, up to five percent (5%) of any class of Publicly Traded Securities of any person or entity which owns a competitive business. For the purposes of this Agreement, the term "Publicly Traded Securities" shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

f. Non-disparagement. The Parties acknowledge the importance of maintaining the privacy of Company and all individuals who have, will have or have had any relationship with such organizations as a current or former Employee, independent contractor, officer or director or manager of such entities (the "Privacy Group"). For a period of twenty-four (24) months after Termination, Employee and Company will not disparage the Employee or Privacy Group in connection with interviews, books and articles appearing in media, or participation on a reality television show where any details other than the length of Employee's employment and job title are discussed. Moreover, Parties agree that the limitations and restrictions contained in this subparagraph are part of the bargained for exchange and are reflected in the consideration of the Parties under this Agreement.

g. Survival. This Section 11 shall survive the termination of the Employee's employment hereunder and the expiration of this Agreement.

12. Payroll and Withholding Taxes. All payments to be made or benefits to be provided hereunder by the Company shall be subject to applicable federal, state and local payroll or withholding taxes, including, but not limited to, withholding for social security, unemployment and any other items which may be required by or authorized to be deducted by applicable law.

13. GOVERNING LAW. THE TERMS OF THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE PROVISIONS OF, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW
PRINCIPLES.

14. Entire Agreement. This Agreement supersedes all other prior agreements and understandings with respect to the matters covered hereby including any previous consulting agreements.

15. No Oral Amendment. The amendment or termination of this Agreement may be made only in a writing executed by the Company and the Employee, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing.

16. Successors; Assignment. This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the assets or stock of the Company, as well as to the surviving entity in any merger between the Company and another entity or entities. This Agreement is personal to the Employee and the Employee may not assign any of his rights or duties hereunder, but this Agreement shall be enforceable by the Employee's legal representatives, executors or administrators.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and is shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

18. Modifications. No modification or alteration of any part of this Agreement will be effective unless it is made in writing and signed by Employee and the Chairman of the Board and approved by the Board. The provisions of this Agreement are binding on all assigns and successors in interest. Since employment involves personal services, we agree that neither party may assign their rights or obligations hereunder.

19. Dispute Resolution.

a. Subject to the exceptions noted in this Paragraph, if Company and Employee are unable to resolve any dispute on their own, both parties agree to resolve the dispute in final and binding arbitration in front of one arbitrator expert in areas relating to the dispute from the Judicial Arbitration and Mediation Service ("JAMS") in accordance with their then current employment arbitration rules. The venue for the arbitration shall be New York City, New York.

b. Excluding any delay caused by JAMS, any arbitration contemplated must be completed within 90 days of the filing of the arbitration demand with JAMS. The arbitration hearing must be completed within a single day and the arbitrator must provide a written opinion specifying the reasons for the decision in writing within 10 business days of the arbitration hearing.

c. This provision is self executing and in the event that either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party notwithstanding said failure to appear. Any arbitration award shall be enforceable by any court of competent jurisdiction.

d. Notwithstanding the foregoing, any claim relating to the validity of any Confidential Information or any other proprietary technology or intellectual property shall not be determined by arbitration, but only by a Federal District Court located in New York City, New York. We also agree that any breach of the obligations under this Agreement which relates to proprietary rights or Confidential Information or which is otherwise not subject to remedy by monetary damages that will cause irreparable harm will be entitled to injunctive relief in addition to all other remedies provided in this Agreement or available at law, in any court of competent jurisdiction.

e. Parties agree that any claim for arbitration must be submitted to arbitration within the earlier of 12 months of termination of the termination date of the employment or 12 months from the date of discovery. Any claim submitted beyond this period, Parties agree is void.

f. Employee agrees that the provisions of this Paragraph will apply if Employee has any dispute with any current or former Company employee or board member relating directly or indirectly to Employee's work with the Company.

g. This Paragraph will survive termination of this Agreement.

IN WITNESS WHEREOF, the parties have the authority and have caused this Agreement to be executed as of the day and year first written above.

By: /s/Jed M. Sabio
Jed M. Sabio, an individual

IN WITNESS WHEREOF, the parties have the authority and have caused this Agreement to be executed as of the day and year first written above.

Iron Eagle Group, Inc.

By:    /s/Jason M. Shapiro
       ----------------------
Name:  Jason M. Shapiro
Title:  Director

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